UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) December 18, 2003

                         OCEANEERING INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                       1-10945                 95-2628227
(State or other jurisdiction           (Commission              (IRS Employer
     of incorporation)                File Number)           Identification No.)

              11911 FM 529
               Houston, TX                                     77041
(Address of principal executive offices)                     (Zip Code)

        Registrant's telephone number, including area code (713) 329-4500

                                       N/A
          (Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure.

On December 18, 2003, we issued a press release entitled "Oceaneering Acquires Medusa Spar Ownership Position."

The text of the press release is as follows:

             Oceaneering Acquires Medusa Spar Ownership Position

    HOUSTON, Dec. 18 /PRNewswire-FirstCall/ -- Oceaneering International, Inc. (NYSE: OII) announced today that it has finalized its previously announced investment of approximately $45 million to acquire a 50% ownership position in Medusa Spar LLC, a limited liability company (LLC). The LLC owns a 75% undivided ownership position in the spar production platform moored in over 2,200 feet of water on the Medusa field in the Gulf of Mexico, Mississippi Canyon Block 582.

    The other LLC owners are units of Murphy Oil Corporation (NYSE: MUR) and Callon Petroleum Company (NYSE: CPE), with interests of 40% and 10%, respectively.

    The LLC will earn a tariff based on the hydrocarbon production volume throughput processed by the spar from the Medusa field and surrounding dedicated blocks. The LLC has no spar operating, maintenance, or repair cost obligations and has obtained non-recourse financing for one-half of its investment in the asset. The loan to the LLC is secured by minimum throughput guarantees from Murphy and Callon, which Oceaneering believes will be sufficient to extinguish the debt.

    Oceaneering will account for its investment in the LLC and its share of the LLC's results of operations using the equity method of accounting for unconsolidated affiliates.

    John Huff, Chairman and Chief Executive Officer, stated, "The first of six initial wells to be tied into the spar is now flowing, and according to Murphy the other five are expected to be producing by the end of the third quarter, 2004. The earnings contribution in 2004 and beyond will depend on the initial six well production profiles and production from future wells that may be drilled and tied into the spar. During 2004 we expect the incremental net income impact from our Medusa Spar investment to be in the range of $3.7 to $5.0 million.

    "We believe the Medusa Spar, with a 20-year design life, will prove to be an active production hub and a key asset in the deepwater infrastructure being put in place in the Gulf of Mexico. This will position us to participate in other projects surrounding the spar and provide opportunities to market Oceaneering's engineering and project management services, subsea hardware and installation, maintenance, and repair services. Oceaneering has commenced work on the first of such projects, a subsea tie-back to the spar.

    "As a result of our LLC ownership position, we are increasing our estimate of Oceaneering's 2004 EPS to a range of $1.55 to $1.60 from the $1.40 we announced in our third quarter earnings release. This revised EPS estimate does not include the anticipated beneficial effects of the two pending ROV-related acquisitions announced two weeks ago. Consequently, we now believe that it may be possible to achieve record EPS in 2004."

    Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward looking. The forward-looking statements in this press release include the statements concerning: the sufficiency of the throughput guarantee to extinguish the LLC's non-recourse debt; Oceaneering's expectations with respect to the amount of the LLC's impact on future earnings; future wells that may be tied into the spar; Oceaneering's participation in other projects surrounding the spar; opportunities to market Oceaneering's engineering and project management services, subsea hardware and installation, maintenance, and repair services; the estimated range of Oceaneering's 2004 EPS; and the expected earnings impact of pending ROV-related acquisitions. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are industry conditions and the amount and timing of the spar's production volume throughput. Should any of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. These and other risks are more fully described in Oceaneering's periodic filings with the Securities and Exchange Commission.

    Oceaneering is an advanced applied technology company that provides engineered services and hardware to Customers who operate in marine, space, and other harsh environments. The Company's services and products are marketed worldwide to oil and gas companies, government agencies, and firms in the telecommunications, aerospace, and marine engineering and construction industries.
    For further information, please contact Jack Jurkoshek, Investor Relations Manager, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; Fax 713-329-4653; www.oceaneering.com ; E-Mail investorrelations@oceaneering.com

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCEANEERING INTERNATIONAL, INC.

By: /s/ MARVIN J. MIGURA                                 Date: December 18, 2003
    -----------------------------
        Marvin J. Migura
    Senior Vice President and
    Chief Financial Officer
    (Principal Financial Officer)